Exhibit 4.4

DAMORA THERAPEUTICS, INC.

2025 EQUITY INCENTIVE PLAN

1.	Purpose.

The purpose of this 2025 Equity Incentive Plan (the “Plan”) of Damora Therapeutics, Inc., a Cayman Islands exempted company (the “Company”), is to advance the interests of the Company’s shareholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s shareholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

The Plan has been amended and restated to reflect a change in the Company’s jurisdiction of incorporation from the State of Delaware to the Cayman Islands, but no further awards may be issued under the Plan as of February 9, 2026.

2.	Eligibility.

All of the Company’s employees, officers, directors, consultants and advisors are eligible to be granted options, restricted stock, restricted stock units, and other share-based awards (each, an “Award”) under the Plan. Each person who receives an Award under the Plan is deemed a “Participant”.

3.	Administration and Delegation.

(a) Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

(b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers. The Board may abolish any Committee at any time, and notwithstanding any delegation of authority, the Board will always retain full authority to take any action permitted under the Plan.

(c) Delegation to Officers. To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to employees or officers of the Company and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act). The Board may rescind any such delegation at any time.

4.	Stock Available for Awards.

(a) Number of Shares. Subject to adjustment under Section 8 hereof, Awards may be made under the Plan covering up to 2,777,778 ordinary shares of the Company (the “Ordinary Shares”), all of which may be granted as Incentive Stock Options (as defined below). If any Award expires, lapses, or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of Ordinary Shares subject to such Award being repurchased by the Company at or below the original issuance price), in any case in a manner that results in any Ordinary Shares covered by such Award not being issued or being so reacquired by the Company, the unused Ordinary Shares covered by such Award shall again be available for the grant of Awards under the Plan. Further, Ordinary Shares delivered (whether by actual delivery or attestation) or tendered to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation (including shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation) shall again be available for the grant of Awards under the Plan. However, in the case of Incentive Stock Options, the foregoing provisions shall be subject to any limitations under the Code. Ordinary Shares issued under the Plan may consist in whole or in part of authorized but unissued shares, shares purchased on the open market, or treasury shares. At no time while there is any Option (as defined below) outstanding and held by a Participant who was a resident of the State of California on the date of grant of such Option, shall the total number of Ordinary Shares issuable upon exercise of all outstanding options and the total number of shares provided for under any stock bonus or similar plan or agreement of the Company exceed the applicable percentage as calculated in accordance with the conditions and exclusions of Section 260.140.45 of the California Code of Regulations (the “California Regulations”), to the extent applicable, based on the shares of the Company which are outstanding at the time the calculation is made.

(b) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or share-based awards granted prior to such merger or consolidation by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a) hereof, except as may be required by reason of Section 422 and related provisions of the Code.

5.	Stock Options.

(a) General. The Board may grant options to purchase Ordinary Shares (each, an “Option”) and determine the number of Ordinary Shares to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option”.

(b) Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of the Company (including any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code but excluding any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest). All Options intended to qualify as Incentive Stock Options shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code, and without limiting generality of the foregoing, such Options shall be deemed to include terms that comply with the eligibility standards described Section 422(b) of the Code. Subject to the remaining provisions of this Section 5(b), if an Option intended to qualify as an Incentive Stock Option does not so qualify, the Board may, at its discretion, amend the Plan and Award with respect to such Option so that such Option qualifies as an Incentive Stock Option. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Ordinary Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and any affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with the rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Award. Neither the Company nor the Board shall have any liability to a Participant, or any other party, (i) if an Option (or any part thereof) which is intended to qualify as an Incentive Stock Option fails to qualify as such or (ii) for any action or omission by the Company or Board that causes an Option not to qualify as an Incentive Stock Option, including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option or the grant of an Option intended as an Incentive Stock Option that fails to satisfy the requirements under the Code applicable to an Incentive Stock Option.

(c) Exercise Price. The Board shall establish the exercise price of each Option and specify the exercise price in the applicable option agreement. The exercise price shall be not less than 100% of the Fair Market Value on the date the Option is granted. In the case of an Incentive Stock Option granted to an employee who, at the time of grant of the Option, owns (or is treated as owning under Section 424 of the Code) stock representing more than 10% of the voting power of all classes of shares of the Company (or a “parent corporation” or “subsidiary corporation” thereof within the meaning of Sections 424(e) or 424(f) of the Code, respectively) (such employee, a “10% Holder”), the per share exercise price shall be no less than 110% of the Fair Market Value on the date the Option is granted.

(d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement, provided that the term of any Option shall not exceed 10 years. In the case of an Incentive Stock Option granted to a 10% Holder, the term of the Option shall not exceed five years.

(e) Exercise of Option; Notification of Disposition. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised. Unless otherwise determined by the Board, an Option may not be exercised for a fraction of an Ordinary Share. Ordinary Shares subject to the Option will be delivered by the Company as soon as practicable following exercise. If an Option is designated as an Incentive Stock Option, the Participant shall give prompt notice to the Company of any disposition or other transfer of any Ordinary Shares acquired from the Option if such disposition or transfer is made (i) within two years from the grant date with respect to such Option or (ii) within one year after the transfer of such shares to the Participant (other than any such disposition made in connection with a Reorganization Event). Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

(f) Payment Upon Exercise. Ordinary Shares purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(i) in cash or by check, payable to the order of the Company;

(ii) when the Ordinary Shares are registered under the Exchange Act, except as may otherwise be provided in the applicable option agreement, by (A) delivery of an irrevocable and unconditional undertaking by a creditworthy broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(iii) when the Ordinary Shares are registered under the Exchange Act and to the extent provided for in the applicable option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of Ordinary Shares owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board (“Fair Market Value”), provided (A) such method of payment is then permitted under applicable law, (B) such Ordinary Shares, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (C) such Ordinary Shares are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(iv) to the extent permitted by applicable law and provided for in the applicable option agreement or approved by the Board, in its sole discretion, by (A) delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (B) payment of such other lawful consideration as the Board may determine;

(v) to the extent provided for in the applicable option agreement or approved by the Board, in its sole discretion, by having the Company retain from the Ordinary Shares otherwise issuable upon the exercise of such Option a number of shares valued at their Fair Market Value; or

(vi) by any combination of the above permitted forms of payment or any other lawful consideration as approved by the Board in its sole discretion.

(g) Early Exercise of Options. The Board may provide in the terms of an option agreement that the Participant may exercise an Option in whole or in part prior to the full vesting of the Option in exchange for unvested shares of Restricted Stock (as defined below) with respect to any unvested portion of the Option so exercised. Shares of Restricted Stock acquired upon the exercise of any unvested portion of an Option shall be subject to such terms and conditions as the Board shall determine.

6.	Restricted Stock; Restricted Stock Units.

(a) General. The Board may grant Awards entitling recipients to acquire Ordinary Shares (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive Ordinary Shares or cash to be delivered at or following the time such Award vests (“Restricted Stock Units” or “RSUs”).

(b) Terms and Conditions. The Board shall determine and set forth in the applicable award agreement the terms and conditions of Restricted Stock or RSUs, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c) Additional Provisions Relating to Restricted Stock.

(i) Dividends. Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such shares to the extent such dividends have a record date that is on or after the date on which the Participant to whom such Restricted Stock is granted becomes the record holder of such Restricted Stock, unless otherwise provided by the Board. Unless otherwise provided by the Board, if any dividends or distributions are paid in shares, or consist of a dividend or distribution to holders of Ordinary Shares other than an ordinary cash dividend, the shares or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid. Each dividend payment will be made as provided in the applicable award agreement, but no later than the end of the calendar year in which the dividends are paid to shareholders of that class of stock or, if later, the 15th day of the third month following the later of (A) the date the dividends are paid to shareholders of that class of stock and (B) the date the dividends are no longer subject to forfeiture.

(ii) Share Certificates. The Company may require that any share certificates issued in respect of shares of Restricted Stock shall be deposited in escrow by the Participant, together with an instrument of transfer executed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.

(d) Additional Provisions Relating to Restricted Stock Units.

(i) Settlement. Upon or following the vesting of a Restricted Stock Unit, the Participant shall be entitled to receive from the Company one Ordinary Share or an amount of cash or other property equal to the Fair Market Value of one Ordinary Share on the settlement date (or such other date), as the Board shall determine and as provided in the applicable award agreement. The Board may provide that settlement of Restricted Stock Units shall occur upon or as soon as reasonably practicable after the vesting of the Restricted Stock Units or shall instead be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Section 409A of the Code.

(ii) Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units unless and until shares are delivered in settlement thereof.

(iii) Dividend Equivalents. To the extent provided by the Board, a grant of Restricted Stock Units may provide a Participant with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, may be settled in cash and/or Ordinary Shares and may be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which the Dividend Equivalents are paid, as determined by the Board, subject, in each case, to such terms and conditions as the Board shall establish and set forth in the applicable award agreement. “Dividend Equivalents” means a right granted to a Participant to receive the equivalent value (in cash or Ordinary Shares) of dividends paid on Ordinary Shares.

7.	Other Stock-Based Awards.

Other Awards of Ordinary Shares, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Ordinary Shares or other property, may be granted hereunder to Participants (“Other Stock-Based Awards”), including without limitation stock appreciation rights (which shall be subject to the same limitations applicable to awards of Nonstatutory Stock Options) and Awards entitling recipients to receive Ordinary Shares to be delivered in the future. Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in Ordinary Shares or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price, transfer restrictions, vesting conditions and other terms and conditions applicable thereto.

8.	Adjustments for Changes in Ordinary Shares and Certain Other Events.

(a) In the event of any share split, reverse share split, share dividend, recapitalization, combination of shares, reclassification of shares, spin-off, merger, consolidation, liquidation, reorganization, or other similar change in capitalization or event, or any dividend or distribution to holders of Ordinary Shares other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the number and class of securities and exercise price per share of each outstanding Option, (iii) the number of shares subject to and the repurchase price per share subject to each other outstanding Award, and (iv) the terms of each other outstanding Award shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board; provided that, unless otherwise determined by the Board, such changes to the Options shall comply with Section 1.424-1 of the Treasury Regulations and Section 409A of the Code. Without limiting the generality of the foregoing, in the event the Company effects a split of the Ordinary Shares by means of a share dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then a Participant who exercises an Option between the record date and the distribution date for such share dividend shall be entitled to receive, on the distribution date, the share dividend with respect to the Ordinary Shares acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such share dividend.

(b) Reorganization Events and Change in Control.

(i) Definitions.

(A) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(B) A “Change in Control” means, except as otherwise provided in an Award agreement, the occurrence of any one of the following events:

(I) any Person (as defined below) (other than any Designated Affiliate (as defined below)) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including the securities beneficially owned by such Person or any securities acquired directly from the Company or any entity in which the Company has a substantial direct or indirect equity interest, as determined by the Board from time to time (an “Affiliate”)) representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (III)(1) or (2) below;

(II) the following individuals cease for any reason to constitute a majority of the number of directors then serving: (1) individuals who, on the Effective Date (as defined below), constitute the Board and (2) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least a majority of the directors then still in office who were either directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

(III) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other entity (other than with any Designated Affiliate), other than (1) a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (2) a reverse merger or similar transaction;

(IV) the implementation of a plan of complete liquidation or dissolution of the Company; or

(V) there is consummated a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to (1) an entity, at least 50% of the combined voting power of the voting securities of which is owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or (2) any Designated Affiliate.

(C) “Designated Affiliates” means Fairmount Healthcare Fund II, L.P., its respective Controlled Affiliates, and any entity in which any such entity has a substantial direct or indirect equity interest, as determined by the Board from time to time; provided, however, that Fairmount Healthcare Fund II, L.P., its Controlled Affiliates, and any entity in which any such entity has a substantial direct or indirect equity interest, as determined by the Board from time to time, will cease to be Designated Affiliates at the time they no longer are the Beneficial Owner of securities of the Company represents at least 10% of the combined voting power of the Company’s then outstanding securities. For purposes of this definition, “Controlled Affiliates” means any Person referred to in the preceding sentence that, directly or indirectly, through one or more intermediaries, is controlling, controlled by, or under common control with, such other Person.

(D) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 14(d) and 15(d) thereof, except that such term shall not include (I) the Company or any of its Affiliates, (II) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (III) an underwriter temporarily holding securities pursuant to an offering of such securities or (IV) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company.

(E) A “Reorganization Event” means the consummation of: (I) the dissolution or liquidation of the Company, (II) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated Person, (III) a merger, reorganization or consolidation pursuant to which all or substantially all of the Persons who were Beneficial Owners of the Company’s outstanding voting power immediately prior to such transaction do not own, directly or indirectly, a majority

(determined on an as-converted basis) of the outstanding voting power of the surviving or resulting entity (or its ultimate parent, if applicable), (IV) the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of a related transactions by a Person or group of Persons, or (V) any other acquisition of the business of the Company, as determined by the Board; provided, however, that the first firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale by the Company of its equity securities, as a result of or following which the Ordinary Shares shall be public, any subsequent public offering or another capital raising event, or a merger effected solely to change the Company’s domicile shall not constitute a “Reorganization Event.”

(ii) Consequences of a Reorganization Event or Change in Control on Awards. In connection with a Reorganization Event and/or a Change in Control, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards on such terms as the Board determines: (A) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof); provided that, unless otherwise determined by the Board, such assumption or substitution of the Options shall comply with Section 1.424-1 of the Treasury Regulations and Section 409A of the Code, (B) upon written notice to a Participant, provide that the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (C) provide that outstanding Awards shall become vested, exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (D) in the event of a Reorganization Event under the terms of which holders of Ordinary Shares will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to a Participant equal to the excess, if any, of (I) the Acquisition Price times the number of Ordinary Shares subject to the Participant’s Awards (to the extent the exercise price does not equal or exceed the Acquisition Price) over (II) the aggregate exercise price of all such outstanding Awards and any applicable tax withholdings, in exchange for the termination of such Awards (and the Board may cancel and terminate without payment or consideration any Award with an exercise price equal to or in excess of the Acquisition Price), (E) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings) and (F) any combination of the foregoing. In taking any of the actions permitted under this Section 8(b), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

For purposes of clause (A) above, an Option shall be considered assumed if, following consummation of the Reorganization Event or Change in Control, the Option confers the right to purchase, for each Ordinary Share subject to the Option immediately prior to the consummation of the Reorganization Event or Change in Control, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event or Change in Control by holders of Ordinary Shares for each Ordinary Share held immediately prior to the consummation of the Reorganization Event or Change in Control (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Ordinary Shares); provided, however, that if the consideration received as a result of the Reorganization Event or Change in Control is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding Ordinary Shares as a result of the Reorganization Event or Change in Control.

9.	General Provisions Applicable to Awards.

(a) Transferability of Awards. Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and during the life of the Participant, shall be exercisable only by the Participant. Notwithstanding the foregoing, as permitted by the Committee, a Participant may transfer or assign an Award as a gift to any “family member” (as such term is defined in Rule 701 promulgated under the Securities Act) (an “Assignee Entity”), provided that such Assignee Entity shall be entitled to exercise assigned Options and Stock Appreciation Rights only during the lifetime of the assigning Participant (or following the assigning Participant’s death, by the Participant’s beneficiaries or as otherwise permitted by the Committee) and provided further that such Assignee Entity shall not further sell, pledge, transfer, assign, or otherwise alienate or hypothecate such Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d) Termination of Status. The Board shall determine the effect on an Award of the disability, death, retirement, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(i) For purposes of the Plan, “Cause” has the meaning set forth in the written employment, offer, services or severance agreement or letter between the Participant and the Company or its subsidiary, or in any severance plan in which the Participant participates, or if there is no such agreement or plan or no such term is defined in such agreement or plan, means (A) the Participant’s dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business that results in or is reasonably anticipated to result in material harm to the Company; (B) the Participant’s conviction or plea of no contest to (1) a felony (as such term is construed in accordance with U.S. law) or (2) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (C) the Participant’s failure to perform in all material respects the Participant’s assigned duties and responsibilities; (D) the Participant’s gross negligence (as such term is construed in accordance with U.S. law), willful misconduct that results in or is reasonably anticipated to result in harm to the Company; or (E) the Participant’s violation of any material provision of any agreement(s) between the Participant and the Company or its subsidiary or any Company policies including, without limitation, agreements relating to non-competition, non-solicitation, non-disparagement, non-disclosure and/or assignment of inventions or policies related to ethics or workplace conduct.

(ii) For purposes of the Plan, “Disability” shall mean a permanent and total disability within the meaning of Section 22(e)(3) of the Code.

(e) Withholding. The Company shall not be obligated to deliver certificates, release from forfeiture, otherwise recognize a Participant’s unrestricted ownership in an Award or the cash or property proceeds therefrom, until the Company satisfies all applicable federal, state, and local or other income and employment tax withholding obligations. In its sole discretion, the Company may satisfy such withholding obligations by any of the following means or by a combination of such means: (i) causing the Participant to tender to the Company cash payment; (ii) withholding cash from an Award settled in cash; (iii) withholding from amounts otherwise payable by the Company to the Participant, including but not limited to additional withholding on the Participant’s salary or wages, or from proceeds from the sale of Ordinary Shares issued pursuant to an Award; (iv) delivery of Ordinary Shares, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s maximum statutory withholding obligations (based on maximum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), and provided, further, shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements; or (v) by such other method as determined by the Board.

(f) Amendment of Award.

(i) The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or settlement, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (A) the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant’s rights under the Plan, (B) the change is permitted under Section 8 hereof, or (C) the change is to ensure that an Option intended to qualify as an Incentive Stock Option qualifies as such.

(ii) The Board may, without shareholder approval, amend any outstanding Award granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Award. The Board may also, without shareholder approval, cancel any outstanding award (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of Ordinary Shares and having an exercise price per share lower than the then-current exercise price per share of the cancelled award.

(g) Conditions on Delivery of Stock. The Company will not be obligated to deliver any Ordinary Shares pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is determined by the Board to be necessary to the lawful issuance and sale of any securities hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority was not obtained.

(h) Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

10.	Miscellaneous.

(a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Shareholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a shareholder with respect to any Ordinary Shares to be distributed with respect to an Award until the Participant’s name has been entered in the register of members of the Company as the holder of such shares. Notwithstanding any other provision of the Plan, unless otherwise determined by the Board or required by any applicable laws, the Company shall not be required to deliver to any Participant certificates evidencing Ordinary Shares issued in connection with any Award and instead the ownership of such Ordinary Shares may be recorded in the register of members of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on any share certificates issued under the Plan deemed necessary or appropriate by the Board in order to comply with applicable laws.

(c) Effective Date and Term of Plan. The Plan shall become effective on the date on which it is adopted by the Board (the “Effective Date”). No Awards shall be granted under the Plan after the expiration of 10 years from the earlier of (i) the Effective Date or (ii) the date the Plan was approved by the Company’s shareholders, but Awards previously granted may extend beyond that date.

(d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time; provided that if at any time the approval of a Company shareholder is required as to any modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options or pursuant to any other applicable law or regulation, the Board may not effect such modification or amendment without shareholder approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 10(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment does not materially and adversely affect the rights of Participants under the Plan.

(e) Authorization of Sub-Plans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to this Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(f) Compliance with Code Section 409A. Unless otherwise expressly provided for in an Award, the Plan and Award will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A of the Code, and, to the extent not so exempt, in compliance with Section 409A of the Code. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A of the Code, the Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award is silent on terms necessary for compliance, such terms as deemed necessary by the Board in its sole discretion are hereby incorporated by reference into the Award. Without limiting the generality of the foregoing, if Ordinary Shares are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six months following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any other action taken by the Board.

(g) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the Cayman Islands, excluding choice-of-law principles of the law of such jurisdiction that would require the application of the laws of a jurisdiction other than the Cayman Islands.

(h) Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this paragraph by and among, as applicable, the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Company and its subsidiaries and affiliates may hold certain personal information about a Participant, including but not limited to, the Participant’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its subsidiaries and affiliates, details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). The Company and its subsidiaries and affiliates may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Participant’s participation in the Plan, and the Company and its subsidiaries and affiliates may each further transfer the Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any Ordinary Shares. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Board’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

(i) Restrictions on Shares; Clawback Provisions. Ordinary Shares acquired in respect of Awards shall be subject to such terms and conditions as the Board shall determine, including, without limitation, restrictions on the transferability of Ordinary Shares, the right of the Company to repurchase Ordinary Shares, the right of the Company to require that Ordinary Shares be transferred in the event of certain transactions, tag-along rights, bring-along rights, redemption and co-sale rights and voting requirements. Such terms and conditions may be additional to those contained in the Plan and may, as determined by the Board, be contained in the applicable Award agreement or in an exercise notice, shareholders’ agreement or in such other agreement as the Board shall determine, in each case in a form determined by the Board. The issuance of such Ordinary Shares shall be conditioned on the Participant’s consent to such terms and conditions and the Participant’s entering into such agreement or agreements. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Ordinary Shares underlying the Award) shall be subject to the provisions of any clawback policy implemented by the Company, including, without limitation, any clawback policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such clawback policy and/or in the applicable Award agreement.

DAMORA THERAPEUTICS, INC.

2025 EQUITY INCENTIVE PLAN

CALIFORNIA SUPPLEMENT

Pursuant to Section 10(e) of the Plan, the Board has adopted this supplement for purposes of satisfying the requirements of Section 25102(o) of the California Corporations Code:

Any Awards granted under the Plan to a Participant who is a resident of the State of California on the date of grant (a “California Participant”) shall be subject to the following additional limitations, terms and conditions:

1.	Additional Limitations on Options.

(a) Maximum Duration of Options. No Options granted to California Participants shall have a term in excess of 10 years measured from the Option grant date.

(b) Minimum Exercise Period Following Termination. Unless a California Participant’s employment is terminated for cause (as defined by applicable law, the terms of any contract of employment between the Company and such Participant, or in the instrument evidencing the grant of such Participant’s Option), in the event of termination of employment of such Participant, such Participant shall have the right to exercise an Option, to the extent that he or she was otherwise entitled to exercise such Option on the date employment terminated, as follows: (i) at least six months from the date of termination, if termination was caused by such Participant’s death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) and (ii) at least 30 days from the date of termination, if termination was caused other than by such Participant’s death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code).

2.	Additional Limitations for Other Stock-Based Awards.

The terms of all Awards granted to a California Participant under Section 7 of the Plan shall comply, to the extent applicable, with Section 260.140.41 or Section 260.140.42 of the California Regulations.

3.	Additional Requirement to Provide Information to California Participants.

To the extent required by Section 260.140.46 of the California Regulations, the Company shall provide to each California Participant and to each California Participant who acquires Ordinary Shares pursuant to the Plan, not less frequently than annually, copies of annual financial statements (which need not be audited). The Company shall not be required to provide such statements to key employees whose duties in connection with the Company assure their access to equivalent information.

4.	Additional Limitations on Timing of Awards.

No Award granted to a California Participant shall become exercisable, vested or realizable, as applicable to such Award, unless the Plan has been approved by the holders of a majority of the Company’s outstanding voting securities within 12 months before or after the date the Plan was adopted by the Board.

5.	Additional Restriction Regarding Recapitalizations, Stock Splits, Etc.

For purposes of Section 8 of the Plan, in the event of a share split, reverse share split, share dividend, recapitalization, combination, reclassification or other distribution of the Company’s securities, the number of securities allocated to each California Participant must be adjusted proportionately and without the receipt by the Company of any consideration from any California Participant.

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